SEC FILE NUMBER
                                     0-18275

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  CUSIP NUMBER
                                   465647 20 4


                                  FORM 12b - 25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

|_| Form 10-KSB |_| Form 20-F |_| Form 11-K |X| Form 10-QSB |_| Form N-SAR

                  For Period Ended: April 30, 2001
                                    --------------
                  |_|      Transition Report on Form 10-K
                  |_|      Transition Report on Form 20-F
                  |_|      Transition Report on Form 11-K
                  |_|      Transition Report on Form 10-Q
                  |_|      Transition Report on Form N-SAR
                  For the Transition Period Ended: __________________________

If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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ITEX CORPORATION
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Full Name of Registrant


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Former Name if Applicable

3400 COTTAGE WAY
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Address of Principal Executive Office (Street and Number)

SACRAMENTO  CA  95825
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City, State and Zip Code
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PART II -- RULES 12b - 25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b), the following should be completed. (Check box if appropriate.)

|_| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-K, Form 11-K, Form N-SAR or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB or a portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Form 10-KSB, 11-K, 20-F,10-QSB,
N-SAR, transition report or a portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Additional time is required for compilation and completion of report.

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PART IV -- OTHER INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification.

Daniela C. Calvitti                                     (916) 679-1111
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(Name)                                          (Area Code and Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         |X| Yes                            |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         |X| Yes                            |_| No

     The Company will be reporting a more significant loss due to the write off of a receivable and additional legal costs incurred.

                                ITEX CORPORATION
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                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    June 14 , 2001                     By: /s/ Daniela C. Calvitti
                                               ------------------------
                                                Daniela C. Calvitti,
                                                Chief Financial Officer